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Exhibit 10.12

EMPLOYMENT AND RESTRICTIVE COVENANT AGREEMENT

        This EMPLOYMENT AGREEMENT (this "Agreement"), dated as of October 13, 2000, is between North American Scientific, Inc., a Delaware corporation (the "Company"), and Allan M. Green, M.D., Ph.D., J.D., whose address is 19 Francis Avenue, Cambridge, MA 02138 ("Green").

        WHEREAS, Theseus Imaging Corporation, a Delaware corporation ("Theseus"), the Company, NASI Acquisition Corp. ("Merger Sub") and Green, together with others, have entered into that certain Amended and Restated Agreement and Plan of Merger ("Merger Agreement"), dated as of September 22, 2000, whereby Merger Sub will be merged with and into Theseus, the separate corporate existence of Merger Sub will cease, and Theseus will continue as the surviving corporation and as a wholly-owned subsidiary of the Company, as provided in the Merger Agreement ("Merger"). All capitalized terms not defined herein shall have meanings ascribed to them in the Merger Agreement.

        WHEREAS, currently Green is a major stockholder and serves as Chairman and President of Theseus, and, after the Merger, the Company desires to employ Green and Green desires to have employment with the Company, all upon the terms and conditions set forth herein.

        WHEREAS, it is a condition to the Company's and Merger Sub's obligations under the Merger Agreement that Green enter into this Agreement with the Company, and Green is entering into this Agreement in order to induce the Company to effectuate the Merger.

        NOW THEREFORE, in consideration of the promises and the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1.    Employment.    Effective as of the consummation of the Merger (the "Effective Date"), the Company hereby agrees to employ Green, and Green hereby accepts such employment with the Company, upon all the terms and conditions set forth below. Green represents and warrants that he has full power and authority to enter into this Agreement and that he is not restricted in any manner whatsoever from performing his duties hereunder.

        2.    Employment Term.    Unless earlier terminated as hereinafter provided, the term of Green's employment under this Agreement shall commence on the Effective Date and shall continue for a period of two years therefrom ("Employment Term"). The Employment Term shall continue for additional one-year terms unless notice of non-renewal is given by either party to the other party at least 90 days prior to the date on which the Employment Term is then scheduled to end. If Green's employment terminates for any reason, with or without cause, Green shall not be entitled to any payments, benefits, damages, awards, or compensation other than as provided in this Agreement.

        3.    Position and Duties.

        (a)  Title.    The Company shall employ Green in the position of and with the title of President. Green shall be responsible for the management of the development of "Theseus Pre-Merger Products" (as such terms is defined in the Merger Agreement). Green shall report to and be subject to the direction of the Board of Directors of the Company. The Board of Directors may assign other duties to Green from time to time, and shall have the right to modify the responsibilities of Green from time to time as the Board of Directors may reasonably deem necessary or appropriate.

        (b)  Manner of Employment.    Green shall faithfully, diligently and competently perform his responsibilities and duties as President.

        4.    Salary.    The Company shall pay Green as compensation for his services an initial salary in the amount of $200,000 per annum ("Salary"), subject to such annual increases as may be determined in the sole discretion of the Company's Board of Directors. Salary shall be paid periodically in accordance with normal Company payroll practices.

        5.    Bonuses and Stock Options.    Green shall be considered for such bonuses and stock options as may be determined in the sole discretion of the Company's Board of Directors. Nothing in this Section 5 guarantees that any specific bonuses or stock options will be provided or offered by the Company, and the Company shall have the sole right to modify, add to, or terminate any such bonuses and/or stock options at any time.

        6.    Reimbursement for Reasonable Expenses.    Green shall be entitled to reimbursement in accordance with the Company's policies for out-of-pocket business expenses incurred by Green during the regular performance of his duties for the Company, provided that Green shall provide the Company with reasonably satisfactory documentation of such expenses.

        7.    Termination of Employment.

        (a)  Termination Without Cause.    If the Company terminates Green's employment hereunder for any reason other than death, Disability (as defined below), or for Cause (as defined below), the Company shall pay Green the lesser of the remainder of the Salary due under this Agreement or one year's salary, payable, at the discretion of the Company's Board of Directors, in a lump sum or equal installments at the normal employee pay periods. The Company will also reimburse any outstanding properly reported expenses for the period prior to such termination.

        (b)  Death, Resignation, Disability, or Termination for Cause.    If Green dies, resigns his employment, is terminated due to Disability, or is terminated for Cause, during the Employment Term, the Company shall pay to Green or Green's estate his Salary earned prior to such termination, and reimburse any outstanding properly reported expenses for the period prior to such resignation, death, or termination.

          (i)    Disability.     "Disability" shall be defined as Green's inability, as determined by the Company's Board of Directors in its reasonable discretion with the advice of physicians or other medical professionals as deemed necessary by the Company's Board of Directors, due to illness, accident, injury, physical or mental incapacity or other disability, to effectively carry out Green's duties and obligations under this Agreement for more than twelve weeks (whether or not consecutive) during any twelve month period.

          (ii)  Cause.    During the Employment Term, Green's employment with the Company may be terminated by the Board of Directors for "Cause" which shall include: (1) gross or repeated neglect of duties; (2) willful misconduct; (3) willful refusal to follow explicit lawful instructions from the Company's Board of Directors; or (4) violation of a Federal, state or local law, statute, ordinance or regulation, or an act of moral turpitude which has an adverse impact on the business or reputation of the Company.

        (c)  Notice of Termination.    Any purported termination of Green's employment by the Company or by Green (other than by reason of death) shall be effectively communicated to the other party by written notice identifying the effective date of termination and the reason for termination.

        8.    Confidential and Proprietary Information.

        (a)  Green covenants that both during and subsequent to the Employment Term he will not use for his own benefit or the benefit of any third party (except the Company) or disclose to any person, entity, association, firm or corporation, without the prior written authorization of the Company's Board of Directors or its designee for such purposes, any of the Company's Confidential Information. The term "Confidential Information" means information and data not generally known outside the Company (unless as a result of Green's breach of any of the obligations imposed by this Agreement or the duties imposed by any then existing statute, regulation, ordinance or common law or the wrongful act of any third party about which Green knew or reasonably should have known) concerning the Company's business and technical information, and includes, without limitation, information relating to: (a) the Company's intellectual property and trade secrets, business plans, price lists, margins, discounts, financial and marketing information, personnel and compensation information; (b) the identities of its customers and their purchasing habits, needs, credit histories, contact personnel and other information; and (c) suppliers' and vendors' costs, products, discounts, margins, contact personnel and other information. Green understands that this Section 8 applies to computerized as well as written information and to other information, whether or not in written form. It is expressly understood, however, that the obligations of this Section 8 shall only apply for as long as and to the extent that the Confidential Information has not become generally known to or available for use by the public other than by Green's act or omission in violation of this Agreement.

        (b)  Green covenants that at the end for any reason of his employment with the Company he will not take with him any Confidential Information that is in written, computerized, machine readable, model, sample, or other form capable of physical delivery, without the prior written consent of the Company. Green also agrees that at the end for any reason of his employment with the Company or at any other time that the Company may request, he will deliver promptly and return to the Company all such documents and materials in his possession or control, along with all other property of the Company and property relating to the Company's suppliers, customers, and business.

        9.    Non-Solicitation Covenant.

        (a)  Green covenants that he will not, from the date of this Agreement until one (1) year after the end of his employment with the Company for any reason (the "Restriction Period"), directly or indirectly, on his own behalf or on behalf of any other person or entity, without the express written consent of the Company: (i) solicit, attempt to solicit, or obtain as a customer any customer of the Company with whom the Company put him in contact, about whom he learned or with whom he came into contact during his employment with the Company or its predecessors with respect to any product or service which is or may be a Competing Business as defined below; (ii) solicit or attempt to solicit any employee or representative of the Company to terminate or modify his or her employment or business relationship with the Company; or (iii) solicit, attempt to solicit, or induce any then current vendor, supplier, service provider or other of the Company's business relations to modify or end his, or its business relationship with the Company.

        (b)  "Competing Business" shall mean any product development, marketing, manufacture or supply of radiolabeled compounds used in the diagnosis or treatment of human disease.

        10.  Non-Competition Covenant.    During the Restriction Period, Green will not, without the prior written consent of the Company, directly or indirectly engage or invest in, counsel or advise, render services to, or be employed by any person, firm, corporation or entity (other than the Company) engaged in or conducting business which is the same as the business conducted by the Company, or is engaged in a Competing Business.

        11.  Rights In and To Intellectual Property.

        (a)  The Company shall receive the exclusive benefit and be the sole owner of all products and results of the work developed, produced or made by Green in whole or in part, in the course of or as a result of Green's employment with the Company.

        (b)  Green shall disclose promptly to the Company or its nominee any and all inventions, discoveries and improvements conceived or made by Green during the period of his employment with the Company and related to the business or activities of the Company ("Inventions"), and assigns and agrees to assign all his interest therein to the Company or its nominee. Whenever requested to do so by the Company, Green shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters Patent in the United States or any foreign country or to protect otherwise the Company's interests therein. These obligations shall continue beyond the termination of Green's employment with the Company with respect to Inventions conceived or made by Green during the period of employment, and shall be binding upon Green's assigns, executors, administrators and other legal representatives.

        (c)  Green shall not assert any rights against the Company under any inventions, discoveries, improvements, or ideas whether patentable or not, as having been made or acquired by Green prior to being employed by the Company which relate to Imaging Agents. "Imaging Agents" shall mean those99mTc labeled proteins, other than those99mTc labeled Annexin proteins covered by the Merger Agreement, used in the in vivo gamma imaging of human cellular apoptosis.

        (d)  Upon termination for any reason of his employment with the Company, Green shall promptly deliver to the Company all Confidential Information including all drawings, blueprints, manuals, letters, notes, notebooks, and reports which are in the possession or under the control of Green.

        (e)  The agreement to assign any of Green's rights in an Invention contained herein does not apply to an Invention for which no equipment, supplies, facilities, or intellectual property or trade secret information of the Company was used and which was developed entirely on Green's own time, unless (a) the Invention relates (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Green for the Company or Theseus. As to rights in an Invention within the exclusions provided by this subsection (e) of Section 11, Green shall provide Company with the first option to secure rights in such Invention subject to the negotiation in good faith of a commission or royalty which is mutually agreeable to Green and to the Board of Directors of the Company.

        12.  Covenants Reasonable.    Green acknowledges and agrees that the covenants made by him in Sections 8, 9, 10 and 11 are made as an inducement to the Company to cause Merger Sub to merge with Theseus, and that such covenants are an important factor in the decision of the Company to consummate the Merger, as well as to enter into this Agreement. Green acknowledges and agrees that such covenants are reasonable in duration, area and scope and necessary to protect the Confidential Information and the business of the Company.

        13.  Successors.    This Agreement may be assigned by the Company to any successor or assignee of a substantial portion of the business of the Company (whether by transfer of assets or stock, merger or other business combination).

        14.  Binding Effect.    This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, legal representatives and assigns.

        15.  Notices.    Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by courier service or first class, certified or registered mail, postage prepaid, if to the Company at the Company's principal place of business, and if to Green, at his home address most recently filed with the Company, or to such other address as either party shall have designated in writing to the other party.

        16.  Law Governing.    This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts.

        17.  Severability and Construction.    If any provision of this Agreement is declared void or unenforceable or against public policy, such provision shall be deemed severable and severed from this Agreement and the balance of this Agreement shall remain in full force and effect. If a court of competent jurisdiction determines that any restriction in this Agreement is overbroad or unreasonable under the circumstances, such restriction shall be modified or revised by such court to include the maximum reasonable restriction allowed by law.

        18.  Remedies.    Green and the Company acknowledge and agree that damages would not adequately compensate the Company if Green were to breach any of his covenants contained in this Agreement. Consequently, Green agrees that in the event of any such breach (or any threatened breach), the Company shall be entitled to enforce this Agreement by means of an injunction or other equitable relief (without the necessity to post any bond), in addition to any other remedies including without limitation set off against any amounts due Green by the Company.

        19.  Waiver.    Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.

        20.  Entire Agreement; Modifications.    This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties.

        21.  Employment and Income Taxes.    All payments made to Green pursuant to this Agreement will be subject to withholding of employment taxes and other lawful deductions, as applicable.

        22.  Counterparts.    This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

        23.  Headings.    The section headings have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms and conditions of this Agreement.

        24.  Voluntary Execution of Agreement.    Green represents and agrees that he has carefully read and fully understands all of the provision of this Agreement and that he is voluntarily entering into this Agreement. Green further affirms that, prior to the execution of this Agreement, he has been advised to and has had an opportunity to consult independent counsel concerning the terms and conditions hereof.

        IN WITNESS WHEREOF, the Company and Green have duly executed and delivered this Agreement as of the day and year first above written.

THESEUS IMAGING CORPORATION
By:

Allan M. Green, M.D., Ph.D., J.D.
Title:

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EMPLOYMENT AND RESTRICTIVE COVENANT AGREEMENT